July 27, 2007

Michael Doyle, President

Surgery Partners

4726 North Habana Avenue, Suite 204

Tampa, Florida 33614

Dear Michael:

This letter agreement is being delivered pursuant to Section 9.1 of the Partnership Interest Purchase Agreement (the “Purchase Agreement”), effective as of July 13, 2007, by and among Surgery Partners Holdings, LLC (“Surgery Partners”), Surgery Partners of Lake Worth, LLC (“SPLW”, and together with Surgery Partners, the “Purchase”) and PainCare Surgery Centers I, Inc. (the “Seller”). The Seller and the Purchaser are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

Pursuant to Section 9.1.4 of the Purchase Agreement, the Seller has the right to terminate the Purchase Agreement upon the failure to occur of any of the closing conditions set forth in Section 5.2 of the Purchase Agreement on or prior to July 31, 2007. In accordance with Section 9.3 of the Purchase Agreement, the Seller hereby agrees to extend the time for the performance of the obligations of the Purchaser under Section 5.2 through August 31, 2007. The Purchaser also has the right to terminate the Purchase Agreement, pursuant to Section 9.1.3 of the Purchase Agreement, upon the failure to occur of any of the closing conditions set forth in Section 5.1 of the Purchase Agreement on or prior to July 31, 2007. Likewise, the Seller desires the Purchaser’s agreement, by acceptance of this Letter Agreement, to extend the time for the performance of the Seller’s obligations under Section 5.1 through August 31, 2007.

Upon acceptance, this Letter Agreement shall be binding on all Parties and their respective legal representatives, successors and assigns. The waiver of the Purchaser’s and Seller’s right to terminate the Purchase Agreement as of July 31, 2007 as set forth herein shall not operate as, or be construed to constitute, a continuing waiver of Section 9.1.3 and 9.1.4 or a waiver of any other provision of the Purchase Agreement. This Letter Agreement may be executed in counterparts, each and all of which shall be deemed an original and all of which together shall constitute a single instrument. Signature pages executed by a Party and transmitted by electronic means shall be binding as originals.

Sincerely,

Albert R. Meyer, JD, MHA,
General Counsel

Accepted and Agreed:

1030 N. Orange Ave., Suite 105 | Orlando, FL 32801 | P 407.367.0944 | F 407.367.0950 | www.paincareholdings.com